EXHIBIT 12
                                                               ----------


                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       --------------------------------------------------------------


                                                   YEAR ENDED DECEMBER 31

                                             2001      2000      1999      1998      1997
                                             ----      ----      ----      ----      ----
                                                (IN THOUSANDS, EXCEPT RATIO DATA)
     EARNINGS AVAILABLE TO FIXED CHARGES:

     Income before income taxes            $415,865  $685,487  $230,939   $816,973  $544,590

       Fixed Charges -
         Interest expense                   137,453   130,033   100,021    100,514   114,357
         Portion of rent determined
           to be interest (1)                36,951    33,957    30,319     26,287    23,343
       Minority interest in income
         of subsidiary trust                 26,707    26,725    26,771     26,692     1,528
       Equity in earnings elimination        (7,221)   (7,996)   (8,118)    (7,127)   (5,831)
                                            -------   -------   -------    -------   -------
                                           $609,755  $868,206   $379,932   $963,339  $677,987
                                            =======   =======   =======    =======   ========

     FIXED CHARGES:
       Interest expense                    $137,453  $130,033  $100,021   $100,514  $114,357
       Portion of rent determined
         to be interest (1)                  36,951    33,957    30,319     26,287    23,343
       Minority interest in income
         subsidiary trust                    26,707    26,725    26,771     26,692     1,528
                                            -------   -------   -------    -------   -------
                                           $201,111  $190,715  $157,111   $153,493  $139,228
                                            =======   =======   =======    =======   =======

     RATIO OF EARNINGS TO FIXED CHARGES        3.03      4.55      2.42       6.28      4.87
                                               ====      ====      ====       ====      ====


   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.